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                                  EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


     As an independent certified public accountant, I hereby consent to the inclusion in Vanderbilt Gold Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, of my report dated March 15, 1995 on the consolidated balance sheets as of December 31, 1994 and December 31, 1993 and the statements of operations, changes in shareholder's equity, and cash flows for the three years ended December 31, 1994 of Vanderbilt Gold Corporation and Subsidiaries.





     /S KEITH J. ROSEN

     Keith J. Rosen
     Certified Public Accountant
     Sherman Oaks, California
     March 30, 1995